UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 18, 2005 (January 17, 2005)

PACKETEER, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-26785 (Commission File Number)	77-0420107 (I.R.S. Employer Identification No.)

10201 NORTH DE ANZA BLVD.
CUPERTINO, CALIFORNIA 95014
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 873-4400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 17, 2005, Packeteer, Inc., (“Packeteer” or “the Company”) entered into a Professional Manufacturing Services Agreement and an Order Fulfillment Agreement with Plexus Services, Corp. (“Plexus”).

Under the terms of the Professional Services Manufacturing Agreement, Plexus will manufacture assemblies for Packeteer according to the Company’s confidential design specifications and based upon purchase orders and forecasts that the Company will update and deliver monthly. The term of the agreement is twelve months from the effective date, and shall be automatically extended for successive terms of one year, unless either party terminates the agreement under specific terms as outlined in the agreement. Early termination of the agreement shall occur in the event of (i) delivery of 150 days prior written notice by either party, (ii) failure of either party to cure a material default within 45 days after receiving written notice of such material default, or (iii) the insolvency of either party.

Under the terms of the Order Fulfillment Agreement, Plexus shall provide all standard fulfillment functions, including, but not limited to, planning, receiving, storage, picking, pack out, serial number tracking, configure to order, export documentation, shipping and reporting. The term of the agreement is for one year beginning January 17, 2005 and will automatically renew every year thereafter unless either party terminates the agreement under specific terms as outlined in the agreement. Early termination of the agreement shall occur in the event of (i) delivery of 90 days prior written notice by either party, (ii) failure of either party to cure a material default within 45 days after receiving written notice of such material default, or (iii) the insolvency of either party.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2005

Packeteer, Inc.
By:	/s/ David C. Yntema
	Name:	David C. Yntema
	Title:	Chief Financial Officer and Secretary